Exhibit 99.1

Cascade Bancorp (Oregon) Elects Hoffman Chairman of the Board

          BEND, Ore., July 19 /PRNewswire-FirstCall/ -- Cascade Bancorp (Nasdaq: CACB) announced today that Gary L. Hoffman, M.D. has been elected Chairman of the Board. The election was made in accordance with the Company’s established succession plan. Effective July 18, 2005, Hoffman replaced Gary L. Capps as Chairman. Capps is now serving his last three year term on the Cascade Bancorp board. In addition to Hoffman’s election, Jerol E. Andres was elected Vice Chair and Ryan R. Patrick was elected Chair of the Audit Committee.

          According to Patricia L. Moss, CEO, Cascade Bancorp, “Gary Capps’ contribution to the Company as Chairman has been both impactful and genuinely appreciated.” Moss continued, “Gary Hoffman has demonstrated outstanding leadership qualities during his tenure with the Board and we now look forward to his contribution as Chairman.”

          Dr. Hoffman was elected as a director in 1984 and has served as Vice Chairman of the Board since 2000, as well as chairman of the Audit Committee. Dr. Hoffman is a retired surgeon who practiced at Bend Memorial Clinic from 1975 to 2000 and continues to be a partner in the Bend Surgery Center.

          Cascade Bancorp is a Financial Holding Company, with Bank of the Cascades as its principal subsidiary. The Bank has a total of 20 offices throughout Central Oregon, Portland, Southern Oregon, Salem and Keizer.  For further information on the Company or to access Internet Banking, please visit our web site at http://www.botc.com.

SOURCE  Cascade Bancorp
          -0-                                        07/19/2005
          /CONTACT:  Patricia L. Moss, President and Chief Executive Officer, +1-541-385-6205, or Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /